UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2009

SMITHFIELD FOODS, INC.

Virginia	1-15321	52-0845861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Commerce Street Smithfield, Virginia	23430
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (757) 365-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

During the first quarter of fiscal 2010, the record performance of the packaged meats business of Smithfield Foods, Inc. (the “Company”) was more than offset by greater than expected losses in the Company’s hog production segment. While the Company achieved its projected reductions in feed and hog production costs, the Company did not experience seasonal improvements in hog prices. The flu outbreak and worldwide recession hurt demand and held down prices, particularly in the export markets. The quarter just concluded was the last to be significantly influenced by the grain position entered into by the Company last year. The Company is currently buying the vast majority of its corn at or near the current market and raising costs continue to fall. The Company’s efforts to reduce herd size and commodity exposure have idled hog production assets and resulted in non-cash impairment charges during the quarter. While results for the first quarter of fiscal 2010 are below the Company’s expectations, further industry herd reductions and lower grain costs are anticipated to improve hog production results during the second half of fiscal 2010. In addition, the Company has maintained a very strong liquidity position as of the end of the fiscal quarter, with approximately $1.1 billion of cash and available borrowing capacity.

Item 8.01.	Other Events.

On August 7, 2009, the Company issued a press release announcing that it plans to offer $225 million aggregate principal amount of 10% senior secured notes due 2014 in a private offering to “qualified institutional buyers” as defined in Rule 144A under the Securities Act of 1933 (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act.

A copy of the press release is filed as Exhibit 99.1 to this current report on Form 8-K and incorporated in this Item 8.01 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1	Press release, dated August 7, 2009, announcing plans to offer senior secured notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMITHFIELD FOODS, INC.

Date: August 7, 2009	/s/ Michael H. Cole
Michael H. Cole
Vice President, Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit 99.1	Press release, dated August 7, 2009, announcing plans to offer senior secured notes.